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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
               SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940

                    1. NAME AND ADDRESS OF REPORTING PERSON*

                              STRAUSS   JUSTIN
                              -------   -------  -------
                              (LAST)   (FIRST)   (MIDDLE)


                                1300 MAIN STREET
                       ------------------------------------------
                                       (STREET)

                     KLAMATH FALLS     OREGON        97601
                     -------------   ----------   -----------
                        (CITY)        (STATE)        (ZIP)

              2. DATE OF EVENT REQUIRING STATEMENT (MONTH/DAY/YEAR)

                                    08/06/99

   3. IRS IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)

                   4. ISSUER NAME AND TICKER OR TRADING SYMBOL

                   CELL TECH INTERNATIONAL INCORPORATED (EFLI)

                  5. RELATIONSHIP OF REPORTING PERSON TO ISSUER
                             (CHECK ALL APPLICABLE)

                           |X| DIRECTOR |_| 10% OWNER
            |X| OFFICER (GIVE TITLE BELOW) |_| OTHER (SPECIFY BELOW)

                     SECRETARY AND CHIEF FINANCIAL OFFICER
                    ----------------------------------------

               6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

           7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)

                     |X| FORM FILED BY ONE REPORTING PERSON

                |_| FORM FILED BY MORE THAN ONE REPORTING PERSON

             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 5)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
N/A (1)
------------------------------------------------------------------------------------------------------------------------------------

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

     * IF THE FORM IS FILED BY MORE THAN ONE REPORTING PERSON SEE INSTRUCTION 5(b)(v).

     REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECURITIES
               BENEFICIALLY OWNED DIRECTLY OR INDIRECTLY.

                                    TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                               (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                             Amount           sion or        Direct      7.Nature of
                           ----------------------                          or               Exercise       (D) or        Indirect
                             Date       Expira-                            Number           Price of       Indirect      Beneficial
1. Title of Derivative       Exer-      tion                               of               Derivative     (I)           Ownership
   Security (Instr. 4)       cisable    Date        Title                  Shares           Security       (Instr. 5)    (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
N/A (1)
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


                            EXPLANATION OF RESPONSES:

               (1) THE REPORTING PERSON DOES NOT BENEFICIALLY OWN
                          ANY SECURITIES OF THE ISSUER.

                /S/ JUSTIN STRAUSS                 8/24/99

           ** SIGNATURE OF REPORTING PERSON         DATE

 ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL
              VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, See Instruction 6 for procedure.




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